Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2014, with respect to the consolidated financial statements included in the Annual Report of USMD Holdings, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of USMD Holdings, Inc. on Forms S-8.

/s/ Grant Thornton LLP

Grant Thornton LLP

Dallas, Texas

July 14, 2014